Exhibit 15.1

September 9, 2014

The Board of Directors

Barnes & Noble, Inc.

New York, New York

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (No. 333-23855, No. 333-69731, No. 333-62210, No. 33-84826 and No. 33-89258) and Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111, No. 333-160560 and No. 333-183869) of Barnes & Noble, Inc. of our report dated September 9, 2014, relating to the unaudited consolidated interim financial statements of Barnes & Noble, Inc. that is included in its Form 10-Q for the quarter ended August 2, 2014.

/s/ Ernst & Young, LLP
Ernst & Young, LLP
New York, New York